VESTIBLE ATHLETICS FINANCING AGREEMENT

This Athletics Financing Agreement is entered into as of 12 / 21 / 2025 ("Effective Date") by and between Vestible Assets, LLC, Series KSV 1919, a series of a Delaware series limited liability company ("Vestible") and Panna Football Partners GmbH, a German limited liability company ("Owner"). Each of Owner and Vestible are also referred to herein as a "Party" and together as the "Parties."

RECITALS

WHEREAS, Owner is the owner of 99% of the outstanding share capital (*Stammeinlage*)" (the "Club Interests") of KSV 1919 Fußball GmbH, a soccer club currently competing in Austria 2. Liga (the "Club");

WHEREAS, for working capital purposes and to expand the operations of Club, Owner desires to obtain financing of at least $3 million USD and, in connection with Vestible's athletics alternative financing business, Vestible desires to provide such financing using proceeds of an offering of Vestible's equity securities pursuant to Regulation A, Regulation D or other exemption from registration under the Securities Act in exchange for the future payment to Vestible of a portion of the proceeds of an Owner Financing Event (as defined below) or Sale of Owner (as defined below), all pursuant to the terms and conditions of this Agreement; and

WHEREAS, in exchange for such financing, Owner will pay Vestible a portion of the proceeds of an Owner Financing Event or Sale of Owner, pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of good and valuable consideration as set forth in this Agreement, the Parties do hereby agree as follows:

1. Defined Terms.

Capitalized terms not otherwise defined herein have the following meanings specified or referred to in this Section 1:

"Affiliate" means, with respect to any specified Person, (a) if such Person is an Entity, each member, partner, officer or director of such Person; (b) any corporation, association, limited liability company, partnership or other Entity of which such Person or any member, partner, officer or director of the such Person (separately or in the aggregate), as applicable, has direct or indirect Control or is, directly or indirectly, a general partner, manager, officer, or director; and (c) and any other Person Controlling, Controlled by, or under direct or indirect common Control with any of the foregoing. .

"Agreement" means this Athletics Financing Agreement, together with all exhibits, schedules and related documents attached hereto or referenced herein, including the closing certificate set forth on Exhibit A.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

"Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks are authorized or required by law to be closed in Kansas City, Missouri or Austria.

"Control" means possession by the applicable Person, of the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or

otherwise (including as a general partner, manager, management company, equityholder or otherwise). "Controlled" and "Controlling" will have a correlative meaning.

"Entity" means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, trust, unincorporated organization, association or other legal entity or association.

"Fair Market Value" means fair market value determined in accordance with Section 23.

"FINRA" means the Financial Industry Regulatory Authority, Inc.

"Gross Proceeds" means an amount equal to the gross cash proceeds received by Vestible resulting from the Offering.

"Interests" means limited liability company interests in Vestible (whether called "exit participation units" or otherwise).

"League" means the Austrian Federal Soccer League, Admiral 2. Liga, Austrian Bundesliga or any other league governing Club.

"Manager" means Vestible, Inc., a Delaware corporation, which serves as the manager of Vestible and operator of the proprietary trading platform on which Interests may be traded (the "Vestible Platform").

"Marketable Securities" means securities that are publicly traded on a recognized securities exchange and readily convertible to cash within a commercially reasonable period.

"Offering" means an offering of the Interests pursuant to the Offering Statement.

"Offering Statement" means an offering statement for Interests on Form 1-A filed with the SEC, including the offering circular included therewith, a private placement memorandum for Interests or other disclosure document under which Interests are offered to investors pursuant to Regulation A, Regulation D or other exemption from registration under the Securities Act.

"Owner" has the meaning set forth in the preamble to this Agreement.

"Owner Financing Event" refers to any payments or cash or non-cash consideration to Owner in respect of Club Interests or Owner's other ownership interests in Club, in each case derived other than from operating revenue, including through any sale of Club Interests, merger, consolidation, recapitalization, distributions to Owner made from the proceeds of debt, equity or other financing, distributions to owner made from the sale of assets of Club (other than sales in the ordinary course of business, including sales of the rights to players), payments in respect of any loan obtained by Owner secured by Club Interests or Owner's other ownership interests in Club, conversion of the Club Interests in connection with a public offering or any similar transaction.

"Owner Financing Proceeds" means the gross proceeds of an Owner Financing Event paid to Owner or its designee, or the gross proceeds of a Sale of Owner paid to or on behalf of an Affiliate of Owner, in each case prior to any deductions for taxes, fees or any other expenses.

"Owner Financing Proceeds Share" shall mean 30% of (a) the Owner Financing Proceeds of each Owner Financing Event and (b) the proceeds of any Sale of Owner.

"Party" and "Parties" has the meaning set forth in the preamble to this Agreement.

"Person" means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

"Retained Portion" means an amount equal to the Gross Proceeds of the Offering, less fees and expenses of up to 7.5% of the Gross Proceeds of the Offering.

"Sale of Owner" means a transaction or series of related transactions (including, without limitation, a merger, consolidation, sale of equity interests, or other form of business combination or reorganization) a primary purpose or effect of which is to transfer, directly or indirectly, the beneficial ownership of Club or the economic benefits of ownership of Club to a third party, including any sale of greater than 50% of the equity interests of a direct or indirect parent company of Owner, if any.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the United States Securities Act of 1933, as amended.

2. Term. The term of this Agreement shall commence as of the Effective Date and shall continue until the earlier to occur of the following: (i) Owner ceases to own any Club Interests, (ii) the exercise of the Buyout Option (as defined below) and the payment in full of all amounts thereunder or (iii) the 99th anniversary of the date of this Agreement, unless and until terminated pursuant to the terms of this Agreement (the "Term").

3. Offering.

3.1. Offering of Interests. Owner recognizes that Vestible and the Manager shall have the sole and exclusive right to (and to authorize any other Person to) promote and offer for sale the Interests in connection with the Offering, including with respect to drafting and qualification of the Offering Statement.

3.2. No Promotion of Interests by Owner. Except as otherwise expressly approved by Vestible in writing, Owner shall not, and shall not authorize any other Person to, solicit, promote, or offer the Interests in connection with the Offering. To the extent that Owner receives unsolicited requests for information regarding the Offering or the Interests, then except as otherwise expressly approved by Vestible in writing, Owner shall refer such inquiry to the Offering Statement or to Vestible's marketing department or a designated representative of Vestible. Notwithstanding the foregoing, unless otherwise provided in writing by Vestible, (a) Owner shall have the right to provide investors with copies of the most recent version of the Offering Statement as filed with the SEC and (b) Owner and its representatives may make public disclosures that are consistent with statements made in the Offering Statement, on Vestible's EDGAR site or Vestible's website regarding the Offering and Vestible, to the extent permitted by and in compliance with applicable law.

3.3. Progress of Offering. Upon written request from Owner from time to time after the commencement of the Offering, Vestible shall provide to Owner reasonable information regarding the progress in connection with the Offering and demand for the Interests, subject to applicable law.

4. Closing of the Offering.

4.1. Closing. There may be one or more closings with respect to an Offering (each a "Closing"). An initial Closing shall not occur until subscriptions for at least $3 million USD of Interests have been received, or such lesser amount as may be agreed in writing by the Parties (the "Minimum Offering Amount"). Subject to the Minimum Offering Amount, any Closing shall occur on a date determined by Vestible.

4.2. Closing Certification. Prior to each Closing, upon Vestible's written request, Owner shall execute and deliver to Vestible a written certification substantially in the form attached as Exhibit A.

4.3. Payment of Retained Portion. Within fifteen (15) days after any Closing of the Offering, Vestible shall deposit or wire into an account designated in writing by Owner the Retained Portion (less any fees charged by any third party in connection with such transfer, such as bank fees).

5. Financing.

5.1. Right to Payment of Owner Financing Proceeds Share. In consideration for the Retained Portion, Owner hereby grants to Vestible, effective upon an initial Closing, the right to receive the Owner Financing Proceeds Share, which amount of Owner Financing Proceeds Share may increase upon any subsequent Closing. To secure Vestible's right to receive the payment equal to the Owner Financing Proceeds Share, to the maximum extent permitted under applicable law in effect from time to time, Owner hereby assigns to Vestible, all right, title and interest in and to the Owner Financing Proceeds Share.

5.2. Payment Terms. From and after an initial Closing, if there is an Owner Financing Event or Sale of Owner, no later than five (5) Business Days after the receipt or deemed receipt by Owner or its designee of any Owner Financing Proceeds, Owner shall pay or cause to be paid to Vestible the Owner Financing Proceeds Share of such Owner Financing Proceeds. Unless otherwise agreed to by Vestible, such payment shall be made in cash, in USD via wire transfer pursuant to the verified instructions provided by Vestible to Owner in writing; provided, Owner shall use multiple factors of verification if Vestible changes or purports to change its wire instructions.

5.3. Calculation of Owner Financing Proceeds. If Owner Financing Proceeds are denominated in cash (or cash equivalents) other than USD, then the amount of Owner Financing Proceeds shall be calculated based on the final spot exchange rate published in The Wall Street Journal (or, if not so published, in another reputable financial source agreed by the parties) as of the date such Owner Financing Proceeds are received by Owner or its designee. If Owner Financing Proceeds are paid or denominated in something other than cash or cash equivalents, then the amount of Owner Financing Proceeds shall be based on its Fair Market Value as determined in accordance with Section 23. Furthermore, if Owner Financing Proceeds are denominated in anything other than USD, Vestible may elect in writing to receive that form of consideration, in which case Vestible shall be paid 30% of such consideration on a gross basis. If Owner Financing Proceeds are of a nature that they are unable to be reduced to cash, the parties will work in good faith to determine a mechanism for payment of the Owner Financing Proceeds Share. If Owner Financing Proceeds are paid in a larger transaction that involves the disposition of assets in addition to those related to Club, Vestible may dispute the portion of consideration allocated to Owner Financing Proceeds relative to such other assets using the methodology of determining Fair Market Value in Section 23, with the valuation firm making such determination without discounts for minority ownership, lack of transferability, and similar discounts.

5.4. Late Payment. In the event that any payment of an Owner Financing Proceeds Share due to Vestible (including any Buyout Option Price) is not paid in full by the applicable date due (unless there is a cure period, then by the date the cure period ends), then, without limiting any other rights or remedies of Vestible, Owner shall also pay to Vestible interest on such amount at the rate of the lesser of (a) 15% per year, compounded monthly, or (b) the maximum rate permitted by applicable law, measured from the later of: (A) the date such amount became past due, or (B) expiration of the cure period, until it is fully paid. For the avoidance of doubt, this Section 5.4 shall not apply to the Servicing Fee described in Section 6 below.

5.5. Anti-avoidance. Owner agrees that neither it nor any of its Affiliates shall engage in any act, omission, or arrangement (including any restructuring) for the primary purpose of circumventing, avoiding, or reducing the Owner Financing Proceeds Share payable under this Agreement. Any such act, omission, or arrangement shall be disregarded for purposes of determining the rights and obligations of the parties hereunder.

6. **Servicing Fee**. Owner shall pay to Manager or an Affiliate of Vestible a monthly fee of two thousand U.S. dollars ($2,000 USD) (the "Servicing Fee"), which such Servicing Fee will be subject to and pursuant to and paid in accordance with a sales order to be entered into between the Parties.

7. **Buyout Option**.

7.1. Subject to applicable law, Owner shall have the right, at any time after the twelve month anniversary of the Effective Date, to terminate this Agreement by paying Vestible an amount of cash (USD) of immediately available funds equal to 40% of the Club's Fair Market Value (the "Buyout Option Price"), determined in accordance with Section 23 below (the "Buyout Option"). Such payment shall be made no later than twenty Business Days after the determination of the Buyout Option Price.

7.2. In the event an Owner Financing Event or Sale of Owner occurs within twelve months after the date of the Buyout Option being exercised, and the gross proceeds of such Owner Financing Event or Sale of Owner (the "Realized Buyout Price") equals more than the Fair Market Value, on a percentage basis, used to determine the Buyout Option Price with respect to such portion of the Club, Owner shall pay Vestible an amount of cash (USD) equal to the difference between (i) the Buyout Option Price and (ii) 40% of the Realized Buyout Price (the "Buyout Option True-Up"). By way of example, in the event that the Buyout Option is exercised based on a Fair Market Value of $10 million USD (with the Buyout Option Price equaling $4 million USD) and six months after such exercise an Owner Financing Event occurs that yields proceeds of $12 million USD (such amount being the Realized Buyout Price), Owner shall pay Vestible a Buyout Option True-Up equal to $800,000 USD (the difference between the Buyout Option Price and 40% of the Realized Buyout Price). For the avoidance of doubt, upon exercise of the Buyout Option, the assignment of the Owner Financing Proceeds hereunder shall be void and null, except with respect to the Buyout Option True-Up.

8. **Audit Rights**. Commencing upon the Effective Date and continuing through the date that is twelve (12) months after Vestible has become aware of an Owner Financing Event or Sale of Owner ("Audit Period"), Vestible or its authorized representatives shall have the right to inspect and make copies of any and all records of Owner, Club, and their respective Affiliates relating to the Owner Financing Proceeds Share, including copies of any and all agreements related to the Owner Financing Event or Sale of Owner, as applicable, bank accounts and any other records relating to the valuation of Club. Such audit shall be at Vestible's sole cost and expense. Vestible shall provide Owner with reasonable advance written notice which shall be no less than seventy-two (72) hours that it will be conducting an audit, and any such audit shall be conducted during normal business hours.

9. **Information Rights and Annual Financial Statements.** Throughout the Term, Owner shall promptly (and in any case, no later than five (5) Business Days after the occurrence of the applicable event, and prior to any public announcement thereof) notify Vestible in writing of any Owner Financing Event or Sale of Owner, which notice shall include a calculation of Owner Financing Proceeds and the Owner Financing Proceeds Share with sufficient detail and backup for Vestible to be able to reasonably verify that the amount of the Owner Financing Proceeds Share is correct. If Owner, Club or any of their respective Affiliates enters into any definitive agreement, memorandum of understanding, nonbinding term sheet, or similar agreement or understanding in respect of any Owner Financing Event or Sale of Owner (each, an "Owner Financing Agreement"), Owner shall promptly (and in any case, no later than five (5) Business Days after entry thereof) provide Vestible with a true and complete copy of that Owner Financing Agreement, and Owner shall use reasonable efforts to cause such Owner Financing Agreement to be publicly disclosable by Vestible to the extent permitted under Section 10. Owner and Vestible shall meet on a quarterly basis, on a mutually agreed upon date and time, to review status of the Club and matters pertaining to this Agreement. Owner shall provide Vestible financial statements of Club prepared bi-annually, consistent with past practice, in each case within five business days of such financial statements being finalized. Owner shall cooperate on the conversion of any financial statements from International Financial Reporting Standards (IFRS) or Austrian Generally Accepted Accounting Principles ("Austrian GAAP") to U.S. Generally Accepted Accounting Principles ("US GAAP"), or

preparation of financial statements in accordance with US GAAP, in each case if necessary, desirable or advisable under applicable law, as reasonably determined by Vestible, which such preparation or conversion shall be at the sole expense of Vestible. Owner agrees to provide or cause to be provided any additional information, including with respect to Owner, Club or an Owner Financing Event or Sale of Owner, that is necessary, desirable or advisable under applicable law, as reasonably determined by Vestible. In addition, Owner shall cooperate with Vestible in obtaining any additional information from Club or other Person that is necessary, desirable or advisable under applicable law, as reasonably determined by Vestible.

10. Disclosure of Financial Statements and Owner Financing Agreements.

10.1. Notwithstanding anything herein to the contrary, Vestible may publicly disclose the contents of any financial statements of Owner or Club, the terms and conditions of any agreement relating to an Owner Financing Agreement or any other information relating to Owner or Club, to the extent such disclosure is required, desirable or advisable in connection with any filing related to the Offering or Vestible, as reasonably determined by Vestible upon advice of counsel in connection with such disclosure, and such disclosure does not violate any confidentiality provisions contained in an Owner Financing Agreement.

10.2. Owner shall use reasonable efforts to ensure that any necessary consents are obtained to permit disclosure of any information, including with respect to an Owner Financing Agreement, that Vestible reasonably determines is necessary, desirable or advisable to disclose under applicable law or otherwise to disclose in its reports with the SEC, so that such disclosure thereof by Vestible or the Manager will not result in any breach of any confidentiality obligation to any Person.

10.3. Vestible shall, in consultation with Owner, use commercially reasonable efforts to secure confidential treatment, or similar protection, with respect to any disclosure of any information contained in any Owner Financing Agreement which constitutes trade secrets or confidential, or privileged, commercial or financial information (as such terms are understood under the U.S. Freedom of Information Act) or which constitutes personally identifiable information under applicable privacy laws. If Owner believes any information provided to Vestible hereunder or any provisions of in an Owner Financing Agreement constitutes trade secrets, confidential or privileged commercial or financial information, or personally identifiable information, it shall, at the time such information is provided to Vestible, inform Vestible of the specific information or provisions that it believes should be afforded such protections.

10.4. From time to time, as Owner is negotiating or reviewing any potential Owner Financing Agreement, Vestible will respond to reasonable requests from Owner (including all relevant details with respect to such potential Owner Financing Agreement) regarding whether or not certain terms of such potential Owner Financing Agreement would be expected to be material and require disclosure pursuant to Section 10.1 or Section 15.3, assuming such Owner Financing Agreement was executed at the time of such response.

11. No Participation by Vestible in Owner Financing Event or Sale of Owner. Owner and its Affiliates shall decide in their sole, exclusive, and absolute discretion whether or not to execute any potential Owner Financing Agreement or enter into any Owner Financing Event or Sale of Owner. Vestible will not perform any activities for or on behalf of Owner, Club or any of their respective Affiliates that would require it or any of its Affiliates to have any licenses or registrations (including as a broker-dealer) without such licenses or registrations having been obtained.

12. Owner Representations, Warranties and Covenants. Owner and Club hereby represents, warrants and covenants, as applicable, to Vestible that the statements contained in the Agreement, including in this Section 12, are and will be true and correct as of the Effective Date and throughout the Term (except only if a different time period is expressly provided).

12.1. Organization; Power; Authorization. Owner is a German limited liability company, duly organized and validly existing in good standing under the laws of its jurisdiction of organization. Owner has the requisite power and authority to own and hold the Club Interests, to enter into, execute and deliver this Agreement and to perform all of the obligations to be performed by it hereunder. The execution and consummation of the transactions contemplated by this Agreement has been duly authorized, executed and delivered by Owner, and this Agreement constitutes the valid and binding obligation of Owner, enforceable against it in accordance with their respective terms, subject to principles of equity and applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally. Owner and its successors, as applicable, will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

12.2. Ownership and Title to Club Interests. Owner is the owner of 99% of the outstanding share capital (*Stammeinlage*) of Club. Owner owns all right, title and interest (legal and beneficial) in and to the Club Interests. Owner is wholly owned by RTC Business Partners GmbH, a German limited liability company, which is wholly owned by Ingo Kuhlmann, an individual residing in Germany.

12.3. No Conflict or Consent. Owner has not made nor will make any grant, license or assignment whatsoever, which will or could reasonably be expected to conflict with or impair the substantial enjoyment of the rights and privileges granted to Vestible hereunder; and, the execution and performance of this Agreement by Owner does not, and will not, violate, breach or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Owner and any other Person, does not violate or conflict with any law or rules or regulations of any entity or jurisdiction which hereinafter has regulatory oversight with respect to the Owner, including those set forth by League ("Applicable Rules" and such violation or conflict of Applicable Rules is referred to as a "Regulatory Conflict") and does not require the consent, approval, authorization or permit of, or filing with or notification to, any governmental organization or the League (a "Regulatory Consent"). The financing contemplated in this Agreement is permissible and consistent with the financing criteria and regulatory and licensing requirements of the League and any other applicable national and international requirements (including FIFA). In the event that a Regulatory Conflict or Regulatory Consent exists at the time of the Owner Financing Event or Sale of Owner, including by way of any new or amended Applicable Rule hereinafter adopted, Owner shall use reasonable efforts to avoid such Regulatory Conflict or to obtain such Regulatory Consent.

12.4. Permits and Licensing. The Club holds all necessary licenses, approvals, permits and consents (the "Licenses") required under any law or rule or regulation of any entity or jurisdiction which has regulatory oversight with respect to the Club, including but not limited to those required by the League and international law, including regulations of FIFA, and is in full compliance with all provisions of such Licenses and no action has been taken by any authority to revoke any License. The execution, delivery and performance of the Agreement will not result in any violation, conflict, breach, or termination of any such required License currently held or which may be held in the future. Without limiting the foregoing, the execution, delivery and performance of the Agreement will not prevent the obtaining of an Austrian Football Soccer League license (an "AFSL License") for the 2026-2027 season and subsequent seasons.

12.5. Continuous Compliance. Owner shall ensure that all currently held Licenses, including the current AFSL License, remain in full force and effect throughout the duration of the Licenses, and that an AFSL License is obtained for the 2026-2027 seasons and subsequent seasons for so long as this Agreement remains in effect.

12.6. No Banking License. With respect to the financing contemplated under this Agreement, no banking license is required to be obtained under either Austrian or German banking provisions.

12.7. Litigation. There is no action, suit, litigation, arbitration, claim, proceeding, hearing, petition, grievance, complaint, investigation, governmental inquiry, or other action (each an "Action") pending or, to Owner's

knowledge, threatened against Owner, at law or in equity, which, if adversely determined, would question the validity of, or prevent or delay the consummation of, the transactions contemplated by this Agreement or materially and adversely affect ownership or transfer of the Club Interests by Owner. There is no Action by Owner pending or threatened against any other person relating to any Club Interest owned by Owner.

12.8. Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Owner is a party or that is otherwise binding upon Owner, except such fees that may be incurred in connection with an Owner Financing Event or Sale of Owner, all of which shall be paid by Owner or its Affiliates.

12.9. Lists of Distributions, Commitments, etc. Schedule I hereto sets forth with respect to each Club Interest (i) the name of the applicable Owner, (ii) the amount of Owner's share capital interest as of the date hereof. Owner has not granted any person, any liens, options, calls warrants, commitments or rights of any character whatsoever to acquire an interest in Owner or Club that could adversely impact the applicable Club Interest.

12.10. Intellectual Property. No intellectual property provided by Owner to Vestible at any time in connection with this Agreement will violate the rights of privacy or publicity, constitute a libel or slander or infringe upon the copyright, literary, personal, private, civil, property or other rights of any Person.

12.11. Anti-Money Laundering, Sanctions and Related Matters. Owner represents and warrants that:

1. Owner has taken, or will take, all reasonable steps (including those steps it is required to take under all laws and regulations applicable to Owner) to ensure that none of the funds invested at any time by Owner in the Club or to be paid to Vestible hereunder will be derived from or related to any criminal activity or source (including drug trafficking, human trafficking and money laundering), including all reasonable steps to comply with applicable laws, including anti-money laundering laws, in connection with an Owner Financing Event or Sale of Owner;

2. to the best of Owner's knowledge, no payment by Owner to Vestible hereunder will result in a breach by the Owner or any of its Affiliates of: (i) any anti-money laundering, counter-terrorist financing or proceeds of crime laws, rules or regulations of the United States or the European Union (or any of its member states); or (ii) any applicable export control or financial sanctions laws and regulations of the United States, the European Union (or any of its member states) or the United Nations, including any rules, programs or other prohibitions maintained by any governmental or similar agency or department of any of the foregoing countries or organizations;

3. Owner is not (and no Person Controlling, Controlled by or under common Control with Owner is) named on any of the following:

   (i) the *Specially Designated Nationals and Blocked Persons List* maintained by the US Office of Foreign Assets Control;

   (ii) the *Denied Persons List* or *Entity List* each as maintained by the US Department of Commerce;

   (iii) the *Foreign Terrorist Organizations List* maintained by the US Department of State;

   (iv) the *Consolidated list of persons, groups and entities subject to EU financial sanctions* maintained by the European Union's European External Action Service; or

(v) the *Consolidated United Nations Security Council Sanctions List* maintained by the United Nations Security Council;

(vi) any other list of terrorist, terrorist organizations or narcotics traffickers maintained pursuant to any rules and regulations of OFAC, the US Department of Treasury, or by any other government which can exercise jurisdiction over Owner or Club or any of their respective Affiliates.

12.12. Acknowledgements. Owner acknowledges that none of Vestible, its Affiliates or their respective officers, directors, partners, members, advisors or employees makes any representation or warranty with respect to the Offering or the taxation of the Retained Portion. Owner expressly acknowledges and agrees that Vestible makes no representation or warranty regarding the results of the Offering, including the amount of Gross Proceeds to be collected or otherwise. Owner acknowledges that Vestible has not given Owner any financial or tax advice and Owner has consulted with its own counsel, financial advisors and tax advisors. Owner acknowledges that none of Vestible, its Affiliates or their respective officers, directors, partners, members, advisors or employees has given Owner any investment advice.

12.13. Taxes. Prior to the initial Closing, Owner shall provide Vestible with a duly completed and executed copy of the appropriate IRS Form W-8. Owner shall be solely responsible for the payment of all taxes, if any, on the Retained Portion payable to Owner. Owner will indemnify Vestible for and hold it harmless from and against any taxes of Owner, which may be sought against, imposed upon or suffered by Vestible or which Vestible may incur as a result of Vestible's failure to deduct and withhold any such taxes from the Retained Portion payable under this Agreement. Each of Owner and Vestible shall be entitled to deduct and withhold from any amounts otherwise payable to the other in accordance with this Agreement such amounts as required to be deducted and withheld under applicable law. In the event Owner or Vestible determines such withholding is required, such Party shall notify the other Party of such determination at least five (5) Business Days in advance of the applicable closing and cooperate with the other Party to reduce and/or eliminate any such withholding taxes. To the extent that amounts are so withheld, the withholding Party shall provide the other Party with evidence that such amounts were timely paid over to the appropriate governmental authority and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Party.

12.14. Solvency. Owner has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

12.15. Exclusivity. Owner has not and will not enter into any agreement granting any other Person rights similar to the rights granted to Vestible under Section 5 of this Agreement.

12.16. No Conflicting Arrangements. Without Vestible's prior written approval, Owner shall not enter into any other arrangement that conflicts with the terms of this Agreement or that would prohibit payment of any Owner Financing Proceeds Share amount hereunder.

12.17. Additional Information. Owner agrees to provide any additional information about it or its Beneficial Owners that is necessary, desirable or advisable under applicable law, including SEC regulations, as reasonably determined by Vestible.

12.18. Use of Proceeds. The Retained Portion received by Owner shall only be used for purposes relating to the Club, which may include payroll, expenses and improvements. The Retained Portion received by Owner shall

not be used to refinance or repay indebtedness, nor shall it be used for purposes of making distributions to any of the owners of Club.

12.19. Failure to Pay Owner Financing Proceeds Share. In the event Owner fails to pay in full any Owner Financing Proceeds Share such that Vestible Assets, LLC, Series KSV 1919 must continue as a series when it otherwise would have been wound up and liquidated, Owner shall pay the operating expenses, including SEC filings, for Vestible Assets, LLC, Series KSV 1919 until such Owner Financing Proceeds Share is paid in full.

13. Vestible Representations and Warranties. Vestible represents, warrants and covenants, as applicable, to Owner, as of the Effective Date and throughout the Term:

13.1. Organization. Vestible is a duly formed series of a series limited liability company, validly existing and in good standing under the laws of the State of Delaware.

13.2. Authority. Vestible possesses all requisite corporate power and authority necessary to enter into and carry out the transactions contemplated by this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized, executed and delivered by it.

13.3. Binding Agreement. This Agreement constitutes a valid and binding obligation of Vestible, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally, and subject, as to enforceability, to the effect of general principles of equity, as may apply. Vestible will not challenge the validity or enforceability of this Agreement, or any portion thereof, in any action, proceeding, arbitration or otherwise.

13.4. No Conflict. The execution and performance of this Agreement by Vestible does not, and will not, violate or conflict with any agreement, arrangement, understanding or restriction, written or oral, between Vestible and any other Person.

13.5. Brokerage. Except as expressly contemplated by this Agreement, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract to which Vestible is a party or that is otherwise binding upon Vestible.

14. Confidentiality; Public Statements/Disclosures.

14.1. Confidentiality. Subject to Section 14.3, each Party agrees that the Confidential Information of the other Party will be maintained confidentially and will not be disclosed to any other Person except: (a) as may be required by law or to comply with a valid order of a court of competent jurisdiction, in which event the Party making such disclosure shall promptly notify the other Party and shall seek confidential treatment of such information; (b) to a Party's employees and representatives (including accountants, auditors, legal advisors, underwriters, etc.), provided that such recipients of the Confidential Information are bound by confidentiality obligations with respect to such disclosure; (c) in order to enforce such Party's rights under this Agreement; or (d) if mutually agreed to by the Parties in writing or otherwise permitted under this Agreement. "Confidential Information" means all confidential, proprietary, or commercially sensitive data, materials and/or other information that is either identified as, or reasonably expected to be, confidential information. Confidential Information includes the existence of this Agreement and terms and conditions of this Agreement (until and then only to the extent that such is publicly disclosed by Vestible), and any other non-public information in connection with the Offering, Interests, Owner, or Vestible or its Affiliates. This Section 15.1 shall survive the expiration or termination of this Agreement.

14.2. Owner Public Statements. Owner shall not issue any press release or any statement to the public, including statements to potential investors, with respect to the execution of this Agreement, Vestible or the Offering

which would constitute a violation of applicable law, including with respect to "gun-jumping" and securities fraud rules and regulations.

14.3. Vestible Disclosures. Notwithstanding anything herein to the contrary, Vestible shall have the right to disclose the terms and conditions of this Agreement and any other information provided by Owner related to this Agreement, the Offering, or the Club, to the extent that Vestible reasonably determines such disclosure is required or advisable by applicable law or market practices in connection with any filing or promotion related to the Offering or Vestible, including with respect to Owner's breach of this Agreement, and none of the foregoing shall be deemed Confidential Information hereunder.

14.4. Non-Disparagement. Each Party agrees and covenants that such Party shall not make, publish, or communicate defamatory or disparaging remarks, comments, or statements concerning the other Party. Each Party agrees and covenants that such Party shall not make, publish, or communicate to any person or Entity or in any public forum any maliciously false, defamatory, or disparaging remarks, comments, or statements concerning the other Party, or any of its employees, officers, or directors. Notwithstanding the foregoing, this Section 14.4 does not in any way restrict or impede a Party from exercising protected rights to the extent that such rights cannot be waived by agreement, including the right to report possible securities law violations to the SEC. This Section 14.4 also does not prevent a Party from complying with any applicable law or regulation or a valid order from a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order, nor does this Section 14.4 prevent a Party from disclosing (a) truthful information to enforce this Agreement or in connection with litigation and (b) truthful information disclosed in SEC filings or other filings required by applicable law.

15. Termination.

15.1. By Mutual Consent. This Agreement may be terminated by mutual written consent of Owner (or its successors) and Vestible.

15.2. By Either Party. Prior to the date of the submission of the Offering Statement to the SEC for confidential review or the filing of the Offering Statement with the SEC, whichever is earlier, this Agreement may be terminated by either Party by delivering thirty (30) days written notice of termination.

15.3. Termination Due to Regulatory Conflict or Required Regulatory Consent. In the event that a Regulatory Conflict cannot be avoided or a Regulatory Consent cannot be obtained such that Owner is prohibited from making payment of the Owner Financing Proceeds Share at the time when same is due and payable to Vestible hereunder, this Agreement shall be terminated (a "Conflicted Termination") and Owner shall pay Vestible a termination fee equal to the Retained Portion plus interest on such amount at the rate of the lesser of (a) 15% per year, compounded monthly, or (b) the maximum rate permitted by applicable law, measured from the date of payment of the Retained Portion.

15.4. Termination Due to Other Arrangement. In the event of termination due to Owner entering into another equity or financing agreement with a party other than Vestible, Owner shall pay Vestible a termination fee equal to $225,000.

15.5. Effect of Termination; Survival. Upon the effective date of termination, the rights and obligations of the Parties under this Agreement will cease, except for rights and obligations arising out of Sections 5, 7.2, 8, 10.1, 12.1, 14, 15, 16, 17, 24, 26, 27, 28, 29, 30, 31, 32, 33, 34, and 35 (to the extent applicable), as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination.

15.6. Payment of Expenses upon Termination. If this Agreement is terminated by Owner for any reason other than pursuant to the terms of this Agreement, including a non-mutual termination by Owner after the initial

confidential submission or filing of the Offering Statement with the SEC, Owner shall pay to Vestible, within thirty (30) days of the termination date or purported termination date, as the case may be, all reasonable out-of-pocket costs and expenses including the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors, and investment bankers, incurred by Vestible in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder.

16. Assignment.

16.1. The rights and obligations of Vestible under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of Vestible, and Vestible shall have the right to assign its rights and delegate its obligations hereunder (a) in whole or in part to any Affiliate of Vestible (including the Manager or any other vehicle managed by the Manager or its Affiliates), and (b) in connection with a merger, acquisition, corporate restructuring, financing, sale of all or substantially all of its assets, or similar such transaction.

16.2. Any assignment or delegation by Vestible other than to an Affiliate under common Control shall require Owner's prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. Vestible shall provide Owner with not less than ten (10) Business Days' prior written notice of any such assignment, including the identity of the proposed assignee. No assignment shall relieve Vestible of its obligations under this Agreement or result in terms materially less favorable to Owner.

16.3. This Agreement is personal to Owner, and Owner does not have the right to assign this Agreement, whether by operation of law or otherwise, or to delegate any duties or obligations imposed upon Owner under this Agreement without Vestible's prior written consent.

17. Indemnification.

17.1. Except as limited by applicable law, Owner hereby agrees to indemnify and hold harmless Vestible, its parents, subsidiaries, Affiliates, assigns, successors, and each of their respective officers, directors, agents, representatives and employees (collectively, "Vestible Indemnified Party(ies)"), from and against any and all liabilities, actions, claims, suits, proceedings or investigations of government, quasi-government or administrative agencies, liens, judgments, demands, losses, costs, expenses and damages, including reasonable attorneys' fees and costs and any and all damages of any kind and nature whatsoever (a "Claim"), arising out of or relating to any breach by Owner, directly or indirectly through any other Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement.

17.2. Vestible hereby agrees to indemnify and hold harmless Owner and its Affiliates, heirs, assigns, successors, and each of their respective officers, directors, members, managers, agents, representatives and employees, as applicable, (collectively, "Owner Indemnified Party(ies)"), from and against any and all Claims by any third party (including any and all Claims brought by any investor in the Interests, holder of the Interests, or group of class thereof) arising out of or relating to Owner being a party to this Agreement (except those arising out of or relating to any breach by Owner, directly or indirectly through any other Person, of any of the terms, covenants, conditions, representations or warranties contained in this Agreement and except to the extent such Claim directly or indirectly results from the gross negligence, willful misconduct or fraud or any Owner Indemnified Parties), including any and all Claims arising out of or relating to (a) any breach by Vestible of any of the terms, covenants, conditions, representations or warranties contained in this Agreement, (b) any violation of any law by Vestible, including any securities laws or any rules or regulations promulgated thereunder, or (c) the Offering, the Interests, or the Offering Statement.

17.3. A Vestible Indemnified Party or Owner Indemnified Party, as applicable (the "Indemnified Party"), shall promptly deliver a written notice to the Party from whom indemnification is sought (the "Indemnifying Party"), providing notice (a "Claim Notice") of any Claim asserted or filed by a third party (a "Third-Party Action") within

twenty (20) days (or such shorter period as reasonably necessary to permit timely response to such Claim) after receipt by the Indemnified Party of notice of such Third-Party Action. Delay or failure to notify the Indemnitor in accordance with this Section 18.3 will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the defense of such Claim is materially prejudiced by the Indemnified Party's delay or failure to give such Claim Notice. Such Claim Notice shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Action and the amount of the claimed damages. Within twenty (20) days after delivery of such Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Action with counsel selected by the Indemnifying Party, subject to the Indemnified Party's approval, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not so assume control of the defense of a Third-Party Action, the Indemnified Party shall have the right to control such defense at its own expense. The non-controlling party may participate in such defense at its own expense. In Third-Party Actions in which the Indemnifying Party is controlling the defense, the Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided, that such consent shall not be required if such settlement or judgment (i) fully releases both the Indemnified Party and the Indemnifying Party and (ii) involves only the payment of money damages that are covered in full by the indemnity obligations of the Indemnifying Party hereunder. In Third-Party Actions in which the Indemnified Party is controlling the defense, the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

18. **<u>Notices</u>.** All notices, requests, consents and other communications required or given by the Parties hereunder shall be in writing and shall be deemed to be delivered (a) on the date delivered, if personally delivered or transmitted via facsimile or electronic mail with return confirmation of such transmission; (b) on the business day after the date sent, if sent by recognized overnight courier service and (c) on the fifth day (or on the next business day thereafter if such fifth day is not a business day) after the date sent, if mailed by first-class certified mail, postage prepaid and return receipt requested, to the addresses of the applicable Party set forth below:

<u>If to Owner</u>:

Name: Panna Football Partners GmbH
Street Address Burchardstraße 24
City, ST, Zip code:20095 Hamburg, Germany
Email: ingo.kuhlmann@rtc-partners.de

<u>If to Vestible</u>:

Vestible, Inc.
5440 W 110th St Ste. 300
Overland Park, KS 66211
Attention: Parker Graham, Chief Executive Officer

with a copy (which is required, but not alone sufficient, to constitute notice hereunder) to:

Polsinelli PC
Attn: Daniel McAvoy and Amanda Hart
900 W. 48th Place, Suite 900
Kansas City, MO 64112
Email: dmcavoy@polsinelli.com and ahart@polsinelli.com

19. **Ownership of Club Brand**. The Parties agree that (i) the "Kapfenberger SV" name and logo and any derivative thereof, and any intellectual property rights associated with the Club name and logo (including trademark, service mark, trade name, domain name, and copyright rights associated with all forms thereof) (collectively, the "Club Brand"), are, and will continue to be, the property of Club and (ii) the Vestible name and logo and any derivative thereof, and any intellectual property rights associated with Vestible's name and logo (including trademark, service mark, trade name, domain name, and copyright rights associated with all forms thereof) (collectively, the "Vestible Brand"), are, and will continue to be, the property of Vestible and/or its Manager.

20. **Grant of License**. Any use by Vestible or its Affiliates of the Club Brand hereunder is pursuant to a non-exclusive royalty free license from Owner and its Affiliates, and any use by Owner or its Affiliates of the Vestible hereunder is pursuant to a non-exclusive royalty free license from Vestible and its Affiliates. In the event that use of the Club Brand requires Regulatory Consent, Owner shall use reasonable efforts to obtain such Regulatory Consent.

21. **Termination of License.** At the end of the Term, (i) Vestible and its Affiliates shall automatically relinquish such license and will cease use of the Club Brand, in any way, including as a trademark, service mark, trade name, or domain name (but not including historical references as of the applicable time) and (ii) Owner and its Affiliates shall automatically relinquish such license and will cease use of the Vestible Brand, in any way, including as a trademark, service mark, trade name, or domain name (but not including historical references as of the applicable time).

22. **Use of Name and Logo**. Subject to the prior written approval of the other Party in each instance (such approval not to be unreasonably withheld), each Party may use the other Party's name and logo in its marketing materials, press releases, websites, and other public communications in connection with the relationship contemplated by this Agreement and the performance of its obligations hereunder. Each Party shall comply with any written trademark usage guidelines provided by the other Party and shall promptly cease any use of the other Party's name or logo upon its written request.

23. **Valuations**. If Owner Financing Proceeds are paid in the form of Marketable Securities, then the Fair Market Value shall be equal to the average closing price of such securities on the principal securities exchange or automated quotation system on which such securities are then traded for the ten (10) consecutive trading days ending on (and including) the trading day on which such Owner Financing Proceeds were paid. If Owner Financing Proceeds are paid in the form of assets other than cash, cash equivalents, or Marketable Securities, Vestible and Owner shall first attempt in good faith to agree upon Fair Market Value; if they are unable to do so, a valuation firm shall be jointly appointed by Vestible and Owner, and if the Parties cannot agree upon such valuation firm within ten (10) Business Days, each Party shall appoint one independent valuation firm. If the two valuation determinations are within ten percent (10%) of each other, Fair Market Value shall be the midpoint of such determinations. If the two determinations are not within ten percent (10%) of each other, the two valuation firms shall jointly appoint a third independent valuation firm whose determination shall be final and binding on the Parties. All of the fees and expenses of the valuation firms will be shared equally by Vestible and Owner.

24. **Further Assurances**. Owner shall execute and deliver to Vestible such further documents, information, consents, forms, instruments, certificates, and other deliveries as Vestible shall reasonably request in writing to further effectuate the intentions of the Parties under this Agreement, or so Vestible can comply with any applicable legal requirements and Owner recognizes that Vestible will rely on information provided by Owner in the preparation and submission of the Offering Statement and materials to meet other reporting obligations as required by applicable law. Owner shall reasonably cooperate with Vestible, upon Vestible's specific request, in connection with the Offering, marketing and sales of the Interests.

25. **Not a Security.** Each of the Parties acknowledges and agrees that it has specially negotiated this Agreement and that this Agreement is specific to Vestible and Owner. Each party has consulted with its own lawyers, tax advisors,

accountants, financial advisors, other specialists. This is a unique agreement that has been negotiated one-on-one between the Parties, and does not represent a participation in a profit-sharing agreement.

26. **Entire Agreement; Amendments.** The Agreement (including all exhibits thereto) contains the complete, final, exclusive and binding statement of all of the agreements between the Parties with respect to the subject matter thereof and hereof, and supersedes all existing agreements, contracts, understandings, negotiations, offers, proposals, communications, correspondence, discussions, or commitments between the Parties, whether oral or written, express or implied, concerning the same subject matter. This Agreement cannot be amended or modified, or any provisions or obligations waived or changed except by a writing executed by Vestible and Owner.

27. **Waiver.** The failure or delay of a Party to insist on strict adherence to any term of this Agreement will not be considered a waiver of, or deprive that Party of, the right thereafter to insist on strict adherence to that term or any other term of this Agreement. No waiver of any breach or default of the other Party shall be construed as a continuing waiver of the same or any other breach or default under this Agreement.

28. **Further Actions; Attorney-in-Fact.** Owner will, as applicable, at the request of Vestible, execute and deliver to Vestible all such documents as Vestible may from time to time deem reasonably necessary or desirable to effectuate assignment of, and for Vestible to receive all installment payments of, the Owner Financing Proceeds Share and otherwise effectuate the purposes of this Agreement. If Owner fails or refuses to execute or deliver to Vestible any such document within a reasonable period of time following receipt of Vestible's written request therefor, then Owner irrevocably appoints Vestible as Owner's agent and attorney-in-fact to sign any such documents in Owner's name and to make appropriate disposition of them, consistent with this Agreement; provided, that prior to exercising any rights under such power of attorney, Vestible shall notify Owner and Owner's authorized representative in writing of its intention to do so. Owner acknowledges that Vestible's agency and power of attorney are coupled with an interest.

29. **Interpretation.** In the interpretation and construction of this Agreement, no term shall be construed against any Party on the basis that the Party was the drafter, and the Parties waive any common law or statutory provision that would construe an ambiguous term against the other Party as the drafter of this Agreement. Words importing the singular include the plural and vice versa, as the context requires. Whenever any of the words "include," "includes" or "including" or the abbreviation "e.g." is used in this Agreement (including any exhibits hereto), such shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to "this Agreement" shall be a reference to the Agreement and all of the exhibits and schedules attached thereto. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless the context otherwise requires, references in this Agreement to any law or regulation shall include (i) all statutes, laws, ordinances, rules, and regulations of any governmental authority, (ii) all amendments, modifications, consolidations, re-enactments, or replacements thereof, (iii) all rules, regulations, and orders promulgated thereunder, and (iv) any successor law or regulation, in each case as in effect from time to time. The captions and headings in this Agreement are inserted for convenience of the Parties only, do not constitute a part of this Agreement and will not be deemed to govern, limit, modify or in any other manner affect the scope, meaning, intent or interpretation of the provisions hereof or have any legal effect. In the event this Agreement is translated into any other language, such translation shall be for convenience purposes only and this English language version shall control.

30. **Governing Law; Arbitration.** The law of Delaware (exclusive of conflict or choice of law rules) shall govern, construe and enforce all of the rights and duties of the Parties arising or in any way relating to the subject matter of this Agreement. In the event of any dispute, claim or controversy arising out of or relating to this Agreement (including any claim based on contract, tort or statute) or the breach, termination, enforcement, interpretation or

validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, (a "Dispute"), then the Parties shall engage in informal, good faith discussions and attempt to resolve the Dispute. If the Parties are unable to resolve the Dispute, then the Dispute shall be determined by confidential binding arbitration in Kansas City, MO before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on any award pursuant to arbitration may be entered in any court of competent jurisdiction. The arbitrator shall be a retired judge with at least five years of experience presiding over disputes related to complex commercial transactions. The arbitrator shall be appointed by mutual agreement of the Parties or, if no agreement can be reached, then each Party shall appoint one JAMS arbitrator for the purpose of selecting the arbitrator to govern the Dispute, and those two arbitrators shall select the arbitrator to govern the Dispute. In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing Party, if any, the costs and attorneys' fees reasonably incurred by the prevailing Party in connection with the arbitration. If the arbitrator determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing Party an appropriate percentage of the costs and attorneys' fees reasonably incurred by the prevailing Party in connection with the arbitration. Any arbitral award or resolution obtained in accordance with this Section 30 will be recognized and enforceable against Owner and its assets in Austria without re-examination, review of the merits of the cause of action or re-litigation of the matters adjudicated. The Parties shall maintain the confidential nature of the arbitration proceeding and the award, except as may be necessary in connection with a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. Notwithstanding anything herein to the contrary, either Party shall be entitled to seek to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect that Party's rights and interests.

31. **Attorneys' Fees.** If any action at law or in equity is instituted by any Party either to enforce or interpret any of the terms of this Agreement, and any rights or obligations relating thereto, or for any other reasons, the prevailing party shall be entitled to its entire attorneys' fees, costs, fines, necessary disbursements, interest at the maximum rate permitted by law and any other relief to which such Party may be entitled. These charges shall be payable upon demand. Such an award by the court is mandatory.

32. **Severability.** Wherever possible, each provision of this Agreement (or portion thereof) will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement (or portion thereof) is held to be null, void, invalid, illegal or unenforceable in any respect under any applicable law or rule by any arbitrator or court of competent jurisdiction, then (a) such provision (or portion thereof) shall be deemed to be restated, to the extent possible, to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and if such restatement is not possible, then such provision (or portion thereof) shall be severed, and (b) the remaining provisions, terms or covenants and restrictions in this Agreement will remain in full force and effect.

33. **No Third-Party Beneficiaries.** Except with respect to the Maintenance Fee, as to which the designated Affiliate of Vestible will be a third-party beneficiary, nothing herein, express or implied, is intended to nor shall be construed to confer upon or give to any Person, other than the Parties, any interests, rights, remedies or other benefits with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

34. **Independent Contractors; No Fiduciaries.**

34.1. The Parties mutually agree that Owner and Vestible are each acting as independent contractors, and that Owner and Vestible are not: (a) engaging in any form of employment, partnership, co-ownership or collaboration for the purpose of sharing any profits or ownership in common, or (b) acting in the capacity of joint venture clients.

34.2. Owner and Vestible each acknowledges and agrees that: (a) this Agreement, and the exercise of rights and performance of obligations hereunder, does not create any agency, advisory or fiduciary relationship between Owner and Vestible and its Affiliates; (b) Vestible is not, and at any time during the Term will not be, an

agent, representative or advisor to Owner; and (c) Owner has relied on its own personal counsel and advisors with respect to legal, tax, accounting and other issues in connection with entering into and performing under this Agreement.

35. **Cumulative Remedies.** None of the rights, powers or remedies conferred upon any Party under this Agreement will be mutually exclusive. Each such right, power or remedy will be cumulative and in addition to every other right, power or remedy available to such Party, whether available at law, in equity, or otherwise.

36. **Counterparts; Binding Agreement.** This Agreement may be executed in multiple counterparts, each of which individually constitutes an original, but all of which together will constitute one single agreement between the Parties. The Parties acknowledge and agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile, DocuSign, or email delivery of a .pdf or similar file, by each Party of a signed signature page hereof to the other Party.

[*Signatures on following page*]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the Effective Date referenced above.

VESTIBLE ASSETS, LLC, SERIES KSV 1919:

By: Vestible, Inc., its Manager

By: Parker Graham
Name: Parker Graham
Title: Chief Executive Officer

PANNA FOOTBALL PARTNERS GMBH

By: RTC Business Partners GmbH

By: ______________________
Name: Ingo Kuhlmann
Title: Managing Director

<u>Exhibit A</u>

Form of Closing Certificate

CLOSING CERTIFICATE

DATE:

Reference is made to that certain Athletics Financing Agreement, by and between Vestible Assets, LLC, Series KSV 1919 ("Vestible") and Panna Football Partners GmbH ("Owner"), effective as of 12 / 21 / 2025 (the "Agreement"). All capitalized terms used herein which are not defined herein have the meanings given to such terms in the Agreement.

The undersigned, Panna Football Partners GmbH, certifies in his or her capacity as an authorized representative of Owner to Vestible that he or she has carefully examined the Agreement and that:

1. Owner has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied under the Agreement in all material respects at or prior to the Closing; and

2. since the date of the Agreement, the undersigned has not become aware of any condition, restriction, or obligation (whether legal or contractual) that would prohibit payment of the Owner Financing Proceeds Share.

IN WITNESS WHEREOF, the undersigned has executed this Closing Certificate as of the date first set forth above.

PANNA FOOTBALL PARTNERS GMBH

By: RTC Business Partners GmbH

By: [signature]
Name: Panna Football Partners GmbH
Title: Managing Partner